SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Post Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Selected new slides now being used in Investor Presentation.]

Post's current Board and management team are committed to enhancing value for all shareholders Introduction Post is executing an effective business plan The current management team has had to overcome the challenges created by Mr. Williams' more recent expansion We believe Mr. Williams is intensely focused on his own personal tax situation resulting from his significant unit holdings The existing Board is independent-minded, highly-qualified, committed to good corporate governance and is making the right decisions

We believe Mr. Williams is motivated by self-interest, not shareholders' interest We Believe Mr. Williams is Intensely Focused on His Own Personal Circumstances We believe Mr. Williams is motivated by an inability to relinquish control to his successors We believe Mr. Williams is also motivated by a desire to regain control of Post to control his personal tax situation Williams is the largest unitholder and has substantial negative basis which could trigger taxable gains resulting from sales of Company assets or a sale of the Company in certain cases We believe Mr. Williams is seeking to gain control of the Company without offering a premium to shareholders. 14

The Board saw no benefit in pursuing GID's indication of interest Recent Indication of Interest Was Not Worth Pursuing On February 19, 2003, General Investment & Development Co., a privately-held, Boston-based real estate operating company (GID), submitted a brief letter indicating that it was considering a possible business combination with Post - no indication of price or sources of financing were provided On March 14, 2003, GID submitted an indication of interest to acquire Post at $26.00 per share, representing only a slight premium

Sign the WHITE proxy card & allow your current Board and management team to enhance shareholder value Conclusion Post is executing an effective business plan The current management team has had to overcome the challenges created by Mr. Williams' more recent expansion We believe Mr. Williams is intensely focused on his own personal tax situation resulting from his significant unit holdings The existing Board is independent-minded, highly-qualified, committed to good corporate governance and is making the right decisions